UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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On March 7, 2013, the Special Committee of Dell’s Board of Directors issued the following statement regarding Carl Icahn’s demand that Dell pursue a leveraged recapitalization:

Dell Special Committee Statement Regarding Carl Icahn’s Demand

That Dell Pursue Leveraged Recapitalization

Round Rock, TX, March 7, 2013 — The Special Committee of the Board of Directors of Dell Inc. (NASDAQ: DELL) today issued the following statement in response to a letter it received from Carl Icahn urging that Dell pursue a leveraged recapitalization and pay a $9.00 per share dividend if the agreed going-private transaction at $13.65 per share, which was announced on February 5, 2013, is voted down by shareholders. The text of the letter is attached.

“The Special Committee is currently conducting a robust ‘go-shop’ process to determine if there are third parties interested in proposing alternative transactions that could be superior for Dell’s public shareholders to the going-private transaction -- and we welcome Carl Icahn and all other interested parties to participate in that process. Evercore Partners, an independent financial advisor to the Special Committee, is actively soliciting third parties to determine their potential interest and is incentivized to find a superior proposal if one exists. The process will run through March 22, 2013, after which negotiations will continue if a potentially superior proposal emerges. Our goal is to secure the best result for Dell’s public shareholders — whether that is the announced transaction or an alternative.”

The Special Committee, consisting of four independent Dell directors, is being advised by independent financial advisors, JP Morgan and Evercore Partners, and an independent legal advisor, Debevoise & Plimpton LLP.

Contacts for the Special Committee:

George Sard/Paul Verbinnen/Jim Barron/Matt Benson

Sard Verbinnen & Co.

(212) 687-8080

Icahn Enterprises L.P.

March 5, 2013

Board of Directors

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Attn.: Laurence P. Tu

Senior Vice President, General Counsel and Secretary

Re: Agreement and Plan of Merger, dated as of February 5, 2013

(the “Going Private Transaction”).

Dear Board Members:

We are substantial holders of Dell Inc. shares. Having reviewed the Going Private Transaction, we believe that it is not in the best interests of Dell shareholders and substantially undervalues the company.

Rather than engage in the Going Private Transaction, we propose that Dell announce that in the event that the Going Private Transaction is voted down by shareholders, Dell will immediately declare and pay a special dividend of $9 per share comprised of proceeds from the following sources: (1) $4.26 per share, or $7.4 Billion, from available cash as proposed in the Going Private Transaction, (2) $1.73 per share, or $3 Billion, from factoring existing commercial and consumer receivables as proposed in the Going Private Transaction, and (3) $4.26, or $5.25 Billion in new debt.

We believe that such a transaction is superior to the Going Private Transaction because we value the proforma “stub” at $13.81 per share using a discounted cash flow valuation methodology based on a consensus of analyst forecasts. The “stub” value of $13.81 combined with our proposed $9.00 special dividend gives Dell shareholders a total value of $22.81 per share, representing a 67% premium to the $13.65 per share price proposed in the Going Private Transaction. We have spent a great deal of time and effort in determining the $22.81 per share value and would be pleased to meet with you to share our analysis and to understand why you disagree, if you do.

We hope that this Board will agree to adopt our proposal by publicly announcing that the Board is committed to implement our proposal if the Going Private Transaction is voted down by Dell shareholders. This would avoid a proxy fight.

However, if this Board will not promise to implement our proposal in the event that the Dell shareholders vote down the Going Private Transaction, then we request that the Board announce that it will combine the vote on the Going Private Transaction with an annual meeting to elect a new board of directors. We then intend to run a slate of directors that, if elected, will implement our proposal for a leveraged recapitalization and $9 per share dividend at Dell, as set forth above. In that way shareholders will have a real choice between the Going Private Transaction and our proposal. To assure shareholders of the availability of sufficient funds for the prompt payment of the dividend, if our slate of directors is elected, Icahn Enterprises would provide a $2 billion bridge loan and I would personally provide a $3.25 billion bridge loan to Dell, each on commercially reasonable terms, if that bridge financing is necessary.

Like the “go shop” period provided in the Going Private Transaction, your fiduciary duties as directors require you to call the annual meeting as contemplated above in order to provide shareholders with a true alternative to the Going Private Transaction. As you know, last year’s annual meeting was held on July 13, 2012 (and indeed for the past 20 years Dell’s annual meetings have been held in this time frame) and so it would be appropriate to hold the 2013 annual meeting together with the meeting for the Going Private Transaction, which you have disclosed will be held in June or early July.

If you fail to agree promptly to combine the vote on the Going Private Transaction with the vote on the annual meeting, we anticipate years of litigation will follow challenging the transaction and the actions of those directors that participated in it. The Going Private Transaction is a related party transaction with the largest shareholder of the company and advantaging existing management as well, and as such it will be subject to intense judicial review and potential challenges by shareholders and strike suitors. But you have the opportunity to avoid this situation by following the fair and reasonable path set forth in this letter.

Our proposal provides Dell shareholders with substantial cash of $9 per share and the ability to continue as owners of Dell, a stock that we expect to be worth approximately $13.81 per share following the dividend. We believe, as apparently docs Michael Dell and his partner Silver Lake, that the future of Dell is bright. We see no reason that the future value of Dell should not accrue to ALL the existing Dell shareholders - not just Michael Dell.

As mentioned in today’s phone call, we look forward to hearing from you tomorrow to discuss this matter without the need for us to bring this to the public arena.

Very truly yours,

Icahn Enterprises L.P.

By:

Carl C. Icahn

Chairman of the Board

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. These materials do not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.